Exhibit 10.1


                              SELECTIVE INSURANCE

                           SUPPLEMENTAL PENSION PLAN




1.)  Establishment, Name and Purpose
     -------------------------------

Selective Insurance Company of America and subsidiaries (hereinafter referred to as the "Company") have established the "Selective Insurance Supplemental Pension Plan," (hereinafter referred to as the "Supplemental Pension Plan"), effective as of January 1, 1989. The purpose of this Supplemental Pension Plan is to provide the benefits which an Employee would have received under the Retirement Income Plan for Employees of Selective Insurance Company of America and subsidiaries (hereinafter referred to as the "Retirement Plan"), except for the maximum annual benefit limitations (hereinafter referred to as the "Maximum Annual Benefit Limitations") provided for in the Retirement Plan from time-to-time to conform the Retirement Plan which is qualified under Section 401(a) of the Internal Revenue Code, with the requirements of Section 415 and
Section 401(a)(17) of said Code.


2.)  Eligibility and Participation
     -----------------------------

Any Employee (or his/her Spouse or other Beneficiary) covered by the Retirement Plan whose benefits are limited thereunder by the Maximum Annual Benefit Limitations at the time of the Employee's retirement or death under the Retirement Plan shall be a participant in and entitled to benefits under this Supplemental Pension Plan.

3.)  Amount of Supplemental Pension Plan Benefit
     -------------------------------------------

The amount of the annual benefit payable under this Supplemental Pension Plan related to Section 2 above shall be the amount by which (a) below exceeds (b) below:

     (a) The amount of the annual benefit which the Employee (or his/her Spouse or other Beneficiary) would have been entitled to receive under the Retirement Plan except for the Maximum Annual Benefit Limitations thereunder.

     (b) The amount of the annual benefit which the Employee (or his/her Spouse or other Beneficiary) is entitled to receive under the Retirement Plan.

4.)  Time and Method of Payment
     --------------------------

The annual benefit payable pursuant to Section 3 above, shall be payable by check of the Company, after the Employee's retirement or death, in monthly installments to the Employee, or to his/her Spouse or other Beneficiary entitled thereto, in the same manner and form as the benefit which the Employee, or his/her Spouse or other Beneficiary, is entitled to receive under the Retirement Plan; provided, however, the Company may convert the benefits payable under this Supplemental Pension Plan into any actuarial equivalent form of payment as determined by the Company with the advice of the Actuary for the Retirement Plan.

5.)  Amendment or Termination
     ------------------------


The Company may amend or terminate this Supplemental Pension Plan at any time; except that, without the consent of any eligible Employee or his/her Spouse or Beneficiary, no such amendment or termination shall reduce or diminish such person's right to receive any benefit accrued hereunder prior to the date of such amendment or termination.